MARCH 2021

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

USP GRADE ETHANOL	2
FINANCIALS	3
ZACH'S THOUGHTS	4
IRFA UPDATE	4
BOARD NOMINEES	5

CEO RESIGNS:

Earlier this week, the Board of Homeland Energy Solutions received the resignation of its CEO James Broghammer. James joined the company in December 2015. His extensive background and senior level experience in ethanol enabled Homeland to continue with its strategic plan and growth. While at Homeland, James has led the team to various capital projects including USP grade ethanol, 30 million gallon expansion, additional grain storage capacity & enhanced receiving, steam let-down turbine and yeast props, to name a few. He leaves an exceptionally talented team of employees and management in place and in an excellent position for its continued growth and profit.

Homeland shared James' time with another ethanol facility. The success and growth of both plants called for more of his time and focus and James felt he was not able to give both plants what they truly needed from a CEO. Homeland's Board would like to express their appreciation of James and his contributions to the company and wish him every success for his future.

Homeland's interim CEO will be Beth Eiler, CFO, until a new CEO is appointed by the Board of Directors.

-HES Board of Directors

DISCLOSURE

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

FROM THE CEO DESK:

In the past several months, we have seen a huge increase in COVID vaccines administrated and the various state economies opening back up. Demand for ethanol is increasing and margins are increasing as well.

The inventory of ethanol across the United States is lower than any of the last five years for this time of year. Even with higher corn prices due to the reduced corn crop and increased exports, we are continuing to demonstrate very good profit levels.

The industrial ethanol plant has been built and started up successfully. We are now working towards certifying our industrial grade ethanol with new customers and sales will begin in earnest in the second quarter.

The incredible cold spell across the entire US in February also presented difficulties with our plant. With homes needing natural gas to stay warm, we were faced with the option of planning to run (and later being curtailed without warning) or sell ahead the natural gas we had bought on the open market and make a scheduled reduction in production. We chose the second option and profited nicely from the sell back of natural gas.

I am certain when push comes to shove, the homes were going to have priority on natural gas before the ethanol plant would have been allowed to run. It all worked very well in the end.

The new grain bin is built and ¾ full of corn. The grain storage will pay off well as basis levels are dramatically improving as we approach the planting season and the hot summer months.

Thank You for all your support.

-James Broghammer, CEO

HOMELAND ENERGY SOLUTIONS NEWSLETTER

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USP GRADE ETHANOL:

The first quarter of 2021 has been very exciting, we have commissioned the equipment to produce USP (United States Pharmacopia) grade ethanol and have produced over 480,000 gallons. At this time, we are working with end users filling sample requests to confirm the quality and compatibility of our product. All feedback so far has been positive and we are ready to fill the orders as they come in.

In addition, HES has also started the process to provide kosher approved USP ethanol. Becoming kosher approved is considered "the price of admission" for many big-name brand clients allowing us to expand our customer base. Currently, we are completing the application requirements and will submit our application soon.

In the short time I have been with HES, I am very impressed with the culture of the site and its leadership. HES is very nimble, meaning we are quick to identify opportunity, assess the level of risk vs. reward and pursue a positive outcome. It is great to be part of a winning culture and I look forward to contributing!

-Mike Peterman, Plant Manager



EMPLOYEE SPOTLIGHT: MIKE PETERMAN, PLANT MANAGER

When asked what do I like most about working at Homeland, I would have to say that Homeland is a well known leader in the industry. I appreciate the site's "can-do" attitude but what I admire most is the team's willingness and drive to "get-it-done." That is what positions HES out front of the competition. Being part of a team that blends innovation and proven technology to create added value to the customers is very rewarding.

Some background on me is that I started in the ethanol industry in 2006 with Hawkeye Renewables Fairbank LLC as a shift leader. In 2007, I joined the start-up team with ICM and had the opportunity to start-up and commission 15 greenfield sites and several expansions. In the fall of 2008, I returned to Hawkeye in Fairbank as the production manager and remained until the FHR acquisition in 2011. During my time with FHR (2011-18) I held several different roles such as Plant Manager (Fairbank, Menlo and Arthur) and Integration leader (Ames) focusing on Training, Procedure development, New technology Implementation and Process Troubleshooting. From 2018-20, I joined Butamax (BP and DuPont joint venture) focusing on the full scale production of chemical grade Iso-butanol. In the fall of 2020, I had the opportunity to lead the start-up and commissioning of a newly designed ethanol plant in Brazil.



My wife Kelly and I have four children (Nicole, J'nae, Chase and Gabe), four grandchildren (Finley, Scout, Olive and Max) and two dogs (Odin and Zoey).

Some hobbies that I have are riding motorcycles, attending Hawkeye football games (pre-covid) and spending time with our children and grandchildren.

MARCH 2021

Page 3

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q4 2020

Amid a global pandemic and following a challenging 2019 year, Homeland finished 2020 with net income of $6 million, $94 per membership unit. The COVID-19 pandemic brought changes to virtually all aspects of our lives, and the ethanol industry was no exception. Beginning in March 2020, travel was suddenly drastically reduced, which was almost immediately reflected in fuel ethanol prices.

In 2020, we sold 9% fewer gallons of ethanol, but saw a 18% reduction in total revenue from ethanol when compared to 2019. Distillers revenue was down 5% as compared to 2019 and corn oil revenue was up 8%. While total revenue was down 15% in 2020 as compared to 2019, cost of goods only decreased 11%.

During 2020, approximately $17 million was spent on capital improvement projects. Projects of note are: grain storage with capacity of nearly 2 millions bushels and additional distillation for the production of industrial alcohol, which can be used in a variety of products. In December, the Homeland Board of Directors voted unanimously for a member distribution of $150/unit, which totaled approximately $9.7 million. Total distribution per unit since HES inception has increased to $2,865.

K-1 tax forms were mailed on February 25. Emails with a link to the electronic portal for members who signed up for the electronic delivery went out also on February 25. For 2020, total R&D credits passed through to our members was just under $4M.

Please see a summary of the Company's financial performance below or you may find a more detailed version of the annual report available on the HES or SEC website.

-Beth Eiler,
Chief Financial Officer

"Homeland finished 2020 with net income of $6 million, $94 per membership unit."

BALANCE SHEET	12/31/2020	12/31/2019
Current Assets	$ 39,328,153	$ 87,173,152
Property & Equipment	128,534,219	126,554,986
Other Assets	7,676,848	9,231,854
Total Assets	$ 175,539,220	$ 222,959,992
Current Liabilities	$ 23,693,602	$ 53,902,670
Long-term Liabilities	1,479,063	15,081,767
Total Members' Equity	150,366,555	153,975,555
Total Liabilities and Equity	$ 175,539,220	$ 222,959,992
Book Value based on 64,560 Membership Units Outstanding	$ 2,329	$ 2,385
INCOME STATEMENT	12/31/2020	12/31/2019
Revenue	$ 281,386,439	$ 329,774,685
Cost of Goods Sold	273,607,219	307,650,836
Operating Expenses	3,719,110	3,885,532
Operating Income	4,060,110	18,238,317
Other Income (Loss)	2,014,890	1,238,436
Net Income	$ 6,075,000	$ 19,476,753
Net Income per unit (based on 64,560 units)	$ 94	$ 302
Distributions per unit	$ 150	$ 350

HOMELAND ENERGY SOLUTIONS NEWSLETTER

Page 4

ZACH'S THOUGHTS:

As I am writing this, I am a bit disappointed to see the fresh 5-7 inches of white stuff out my window but nevertheless, spring is around the corner! Markets have been very active on all fronts. The corn market continues to find support from good export demand and a potentially shrinking carryout. The USDA will publish its Grain Stocks and Planting Intentions report on March 31. Early estimates are 92 million acres of corn and 90 million acres of soybeans. The Grain Stocks portion is always good for some surprises as this is used to calculate demand for the year. Producers with inventory they are looking to sell, please have your sell orders in and ready, or give us a call. Ethanol has also performed very well this year, reaching four-year highs as we continue to vaccinate and open our economies from the COVID-19 pandemic. Switching gears, we at Homeland continue to try to be more efficient on all fronts, I wanted to highlight a few tools available to our corn suppliers that are mutually beneficial:

ACH (Direct Deposit):

Producer-Money is deposited directly into producers account, avoiding mail delays and a trip to the bank. Settlements can be found on producers online account for review when time allows, can reprint if needed.

Homeland- It free's up valuable employee time by avoiding check printing/signing/envelope stuffing and reduces postage cost.

Our ACH Form can be found on our website or on this link below:

https://www.homelandenergysolutions.com/wp-content/uploads/2017/03/Direct-Deposit-Authorization-Grain.pdf

Homeland Online Access:

Producer- Producers can view their contracts, delivery tickets, and settlements when schedule allows. Reports can be generated for crop insurance/yield information and/or tax planning purposes.

Homeland-It frees up valuable employee time, avoiding researching past records allowing for more efficient use of time.

Please call the grain team for your username and password. Access can also be found on our website or follow the below link:

http://pass.verticalsoftware.net/homeland/Default.Aspx

Please contact the Homeland grain team and we would be happy to give you some one-on-one training if necessary. As always, if you do not feel comfortable, our traditional services will still be available, but we encourage you to give it a try! Thank you to all the corn suppliers out there we appreciate your business!

Thank you!

-Zach Nosbisch
Commodity Risk Manager

"Ethanol has also performed very well this year, reaching four-year highs as we continue to vaccinate and open our economies from the COVID-19 pandemic."

IRFA UPDATE:

IRFA successfully hosted our first-ever all virtual Iowa Renewable Fuels Summit on January 26. Over 800 people registered for the Summit from 36 states and 17 countries. A packed agenda of keynote speakers and roundtable discussions covered the important topics facing biofuel producers today. For a brief overview or to see complete videos of each speaker visit **IowaRenewableFuels-Summit.org**.

IRFA has joined several other industry partners to support **Governor Kim Reynolds' impactful legislative proposal**, commonly called the Iowa Biofuel Standards. This legislation would **establish E10 and B11 standards** for fuel sold in Iowa with limited exceptions and contain dates to increase the standards to E15 and B20. The bill would also more than **triple retailer grant funding** to upgrade infrastructure to be ready to **move to an E15 standard**. **Currently IRFA is fighting off efforts to hollow out the bill and make it a biofuel standard in name only**.

-IRFA Quarterly Report Spring 2021

Iowa Renewable Fuels Association

ANNUAL MEETING:

Homeland's annual meeting is set to take place **Wednesday, April 21, 2021 at 12:30 pm**. Once again, we will be hosting the meeting electronically and there will not be an in-person meeting. Proxy cards were mailed out March 22nd along with the annual meeting notice which included the meeting link information needed to attend the meeting. Since this meeting is not a public meeting, the Zoom meeting information will not be available online.

We want to stress the importance of filling out the proxy cards completely and returning them to the company by 5 pm, Tuesday, April 20th, to register your votes and to ensure we have a quorum. We have included a postage paid return envelope with the mailings for your convenience.

HOMELAND ENERGY SOLUTIONS NEWSLETTER

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3 DIRECTOR SEATS TO BE FILLED:

At Homeland Energy Solution's annual meeting April 21st, members will vote to elect directors to three seats on the company's board. Nominees are:



Steven Core, Incumbent Director and Nominee, Age 71. Mr. Core has served as a director since our 2015 annual meeting. Mr. Core serves on the audit, risk management and compensation committees. Mr. Core is retired from Fagen, Inc., which constructed the Company's ethanol plant. Mr. Core served as a Project Developer for Fagen, Inc. Currently, Mr. Core serves on the board of directors of Lincolnland Agri-Energy, LLC and Little Sioux Corn Processors, LLC. Mr. Core was selected as a nominee based on his prior experience with the Company, along with his business and agricultural experience. Mr. Core has consented to serving on the Board if he is elected.



James Erickson, Nominee, Age 68. Mr. Erickson has been a general manager of farm cooperatives and agribusiness for 42 years. Mr. Erickson is retired from Farmers Win Coop, Fredericksburg, Iowa, after serving as the general manager from 1998 to 2017. Mr. Erickson has served as a director of Farmers Elevator Association of Minnesota, the National Grain and Feed Association, and the Iowa Institute for Cooperatives. Mr. Erickson has also served as a chairman of an Arbitration Committee for the National Grain and Feed Association. Mr. Erickson was selected as a nominee based on his business and agricultural experience. Mr. Erickson has consented to serving on the Board if he is elected.



Christine Marchand, Incumbent Director and Nominee, Age 43. Ms. Marchand has served as a director since our 2010 annual meeting. Ms. Marchand serves on the audit committee. On December 15, 2008, the Board appointed Ms. Marchand as Treasurer/Chief Financial Officer of the Company pursuant to the Management Services Agreement with Golden Grain Energy, LLC. Ms. Marchand served as the Company's Interim Chief Financial Officer from November 2016 to March 2017. Ms. Marchand served as the Chief Financial Officer for Golden Grain Energy, LLC from 2005 until 2020. Ms. Marchand is now an accountant and outsourced CFO with CFO Systems. Prior to her employment at Golden Grain Energy, LLC, Ms. Marchand was the controller at a manufacturing facility and was an accountant for a public accounting company. Ms. Marchand serves on the board of directors of Marchand Investments, Inc., a privately held company and as a director of the North Iowa Corridor, an Economic Development Corporation. Ms. Marchand was selected as a nominee based on her prior experience with the Company, along with her business and agricultural experience. Ms. Marchand has consented to serving on the Board if she is elected.



David Lusson, Nominee, Age 56. Mr. Lusson is retired from Diamond V, after serving as a senior executive and director. Mr. Lusson was with Diamond V for 11 years, and retired in 2018. Prior to Diamond V, Mr. Lusson was with RSM, LLP for 20 years, having served as an audit partner for 8 of those years. Mr. Lusson serves on the board, and as chairman, of Putco Manufacturing, Inc., and has served in this role since 2016. Since 2018, Mr. Lusson has served on the Board of Trustees for Coe College, and chairs the Finance committee for the Board of Trustees. Mr. Lusson was selected as a nominee based on his prior business and agricultural experience. Mr. Lusson has consented to serving on the Board if he is elected.

Homeland Energy Solutions

Our mission is to "Produce ethanol and its co-products profitably, enhancing returns to our stakeholders and surrounding communities."

HOMELAND ENERGY SOLUTIONS NEWSLETTER

2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us

If you would like to receive future newsletters by email instead of mail, please sign up online at www.homelandenergysolutions.com/company-newsletter.

10 YEARS OF SERVICE:

Homeland would like to recognize an employee who has completed her 10 years of service. Please help us congratulate Sharon Kipp. Thank you for your dedication to Homeland.





ETHANOL:
DRIVING AMERICA'S FUTURE